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                                                                    EXHIBIT 99.1

             REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS ON FINANCIAL
                              STATEMENT SCHEDULE

To the Stockholders and the Board of Directors of Melita International Corporation

We have audited in accordance with generally accepted auditing standards, the financial statements of Melita International Corporation and Subsidiaries included in this Registration Statement and have issued our report thereon dated February 19, 1998. Our audit was made for the purpose of forming an opinion on the basic financial statements taken as a whole. The schedule listed in Item 16(b) is the responsibility of the Company's management and is presented for purposes of complying with the Securities and Exchange Commissions rules and is not part of the basic financial statements. This schedule has been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, fairly state in all material respects the financial data required to be set forth therein in relation to the basic financial statements taken as a whole.


ARTHUR ANDERSEN LLP

Atlanta, Georgia
February 19, 1998